FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge
Senior Director of Investor Relations

650-808-6551

COTHERIX REPORTS FIRST QUARTER RESULTS

-Results reflect first eight days of Ventavis launch-

South San Francisco, Calif., May 2, 2005. CoTherix, Inc. (Nasdaq: CTRX) today reported results for its first quarter ended March 31, 2005. Net product sales for the quarter were $345,000, which represents the initial sales of the Company's Ventavis® (iloprost) Inhalation Solution, commercially available on March 22, 2005.

"We are encouraged by the demand for Ventavis to date. Patients are being placed on Ventavis therapy and we are seeing reimbursement by some of the largest payers," said Donald J. Santel, Chief Executive Officer of CoTherix. "We are pleased with the effectiveness of our launch initiatives for Ventavis, and continue to raise awareness of product availability and educate physicians on the benefits of this unique inhaled treatment option."

Santel added, "As evidenced by our recent supplemental NDA submission for the I-Neb handheld inhalation device, it is our intention to make prostacyclin therapy even more convenient for patients in the future. In addition to providing patients with a portable device, the I-Neb has a delivery technology that will allow us to evaluate the possibility of significantly shortening delivery times in the future. The I-Neb and our work on a dry powder, single-puff formulation of Ventavis demonstrate our commitment to improving prostacyclin therapy for PAH patients and maintaining our leadership position in inhaled therapy for this disease."

CoTherix's First Quarter Highlights

Ventavis Launch Update

  Recorded initial sales of Ventavis.

  Established infrastructure to deliver Ventavis through two specialty pharmacy distributors: Accredo Health and Priority Healthcare.

  Built and activated 20 person sales force to call on approximately 1,500 physicians.

  Received temporary reimbursement codes from the Center for Medicare and Medicaid Services (CMS) for Ventavis and ProDose® AAD® breath-actuated delivery system.

Corporate and Operational Highlights

  Announced positive clinical data from STEP trial showing that the combination of Ventavis added to Tracleer® (bosentan) therapy was well tolerated and provided clinical benefit to the PAH patients enrolled in the study.

  Submitted the STEP data as a supplemental NDA in order to expand the Ventavis label.

  Filed a supplemental NDA with the FDA for the I-Neb™, a handheld, battery-operated pulmonary delivery device. The FDA submission is based on in vitro data and we expect a six-month review process.

  Raised net proceeds of approximately $35.0 million in a follow-on offering and ended the first quarter in a strong financial position with $70.9 million in cash and investments.

  Signed agreement with Quadrant Drug Delivery Limited for the development of an extended-release formulation to reduce the frequency and duration of dosing of Ventavis.

Financial Results

For the first quarter of 2005, the net loss was $8.1 million, compared to a net loss of $5.8 million for the same period in 2004. Net loss applicable to common stockholders for the first quarter of 2005 was $8.1 million, or a net loss of $0.37 per share.

During the first quarter of 2005, operating expenses were $8.7 million, compared to $5.9 million for the same period in 2004. Operating expenses were higher due to increased sales and marketing activities related to the Ventavis launch, the impact of CoTherix becoming a public company in October 2004 and additional infrastructure growth to support the development of Ventavis, including regulatory, clinical and operational activities and expansion of the employee base to support overall corporate growth. Initial cost of goods sold for the first quarter of 2005 was $91,000, or 26% of net product sales.

As of March 31, 2005, CoTherix had cash and cash equivalents and securities available-for-sale of $70.9 million. This includes approximately $35.0 million in net proceeds raised in February 2005. In addition, in April 2005 CoTherix paid to Schering AG a $9.0 million milestone payment, plus certain interest payments, related to the December 29, 2004 FDA marketing approval for Ventavis.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's Ventavis® (iloprost) Inhalation Solution is marketed in the United States for the treatment of pulmonary arterial hypertension (WHO Group I), a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms. Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. Ventavis was approved by the FDA in December 2004. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the future demand for Ventavis, patients being placed on Ventavis therapy, reimbursement activity, raising awareness and educating physicians, convenience of prostacylin therapy and shortening delivery time, development and commercialization of an extended-release and single-puff formulation of Ventavis, the success of development efforts and the potential for delivery, and for shortening delivery times using the I-Neb handheld device, the portability and technological capability of that device, the potential of our goal to develop a extended-release, single-puff formulation of Ventavis, our ability to fund and achieve our development goals, our ability to improve prostacyclin therapy, make it more convenient and maintain our leadership position in inhaled therapy for PAH, the potential for Ventavis to be used in combination with bosentan to treat PAH, the review period of our supplemental NDA and its approval by the FDA, and the goal of expanding the Ventavis label. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. We can not guarantee that any product candidate, including any reformulation of Ventavis or any combination therapy, will receive FDA or other regulatory approval or that we will seek any such approval. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the "Risk Factors and Other Uncertainties" section of our Annual Report on Form 10-K filed on March 31, 2005.

CoTherix, Inc.
Condensed Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2005		2004
		(unaudited)
Product sales, net	$ 345		$ -

Operating expenses:
Cost of goods sold	91		-
Acquired product rights	225		150
Research and development	2,448		2,288
Selling, general and administrative	4,849		1,785
Amortization of employee stock-based compensation	1,054		1,633
Total operating expenses	8,667		5,856

Loss from operations	(8,322)		(5,856)
Interest and other income and (expenses), net	217		78

Net loss	(8,105)		(5,778)

Accretion to redemption value of
redeemable convertible preferred stock	-		(19)

Deemed dividend upon issuance of Series C redeemable convertible preferred stock	-		(24,987)

Net loss attributable to common stockholders	$ (8,105)		$ (30,784)

Basic and diluted net loss per share attributable to common stockholders	$ (0.37)		$ (40.41)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	21,705,450		761,863

CoTherix, Inc.
Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$ 30,784	$ 43,251
Securities available-for-sale	37,823	-
Accounts receivable, net of allowance	352	-
Inventory	194	-
Prepaids and other current assets	1,442	876
Total current assets	70,595	44,127

Securities available-for-sale	2,295	-
Restricted cash	144	144
Property and equipment, net	1,268	1,139
Acquired product rights, net	8,775	9,000
Total assets	$ 83,077	$ 54,410

LIABILITIES AND AND STOCKHOLDERS' EQUITY

Current liabilities	$ 4,868	$ 4,207
Accrued acquired product rights	9,000	9,000
Long-term liabilities	265	299
Total stockholders' equity	68,944	40,904

Total liabilities and stockholders' equity	$ 83,077	$ 54,410

(1) The condensed balance sheet as of December 31, 2004 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.